Golden Queen Mining Co., Inc.
6411 Imperial Avenue, West Vancouver, BC V7W 2J5
Telephone: (604) 921-7570; Fax: (604) 921-9446
e-mail: mintoexpl@telus.net

April 28, 2013
PRIVATE AND CONFIDENTIAL
Laurence Morris

Dear Laurence:

Re:	Offer of Employment as Project & Construction Manager
Soledad Mountain Project, Mojave, California

On behalf of Golden Queen Mining Co., Inc. (the “Company”), I am pleased to offer you a position as Project and Construction Manager for the Soledad Mountain Project located in Mojave, California.

Please confirm your acceptance of the offer by signing below where indicated, and returning the signed copy to Mr. Lutz Klingmann by email. This letter describes the terms of the offer as follows:

Title:	Project and Construction Manager.

Report:	You will report directly to the President.

Start date:	May 15, 2013, or as agreed.

Employer:	Golden Queen Mining Co., Inc., a California company.

Location:	Soledad Mountain Project, Mojave, California.

Base Salary:	Annual salary of USD$150,000 which will be paid monthly at the end of each calendar month. Salary to be reviewed at 18 months.

Bonus:	Up to 200% of the base salary as determined on review at 12 months and 18 months, and at the discretion of the board of Golden Queen Mining Co. Ltd., the parent company.

Options:	3000,000 vesting in 6, 12 and 18 months. Exercise price to be set at date of commencement of employment. Options will be subject to the current Stock Option Plan as may be amended or replaced.

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Benefits:

Given the early stage of development of the project, the Company does not currently have any medical, life, vision, dental and disability benefit plan. However the Company expects to implement such a plan as the project progresses. When implemented, your benefits will be on par with other senior management.

The Company will however accept your current medical plan to provide continuity for you and your family if that is the preferred option.

Relocation:

The position requires relocation to Mojave or vicinity. The Company will refund up to USD$15,000 of expenses of relocating the employee and immediate family members to California upon submission of receipts.

Site Residence:	The Company will provide a single family dwelling located on Silver Queen Road proximate to the mine-site without charge, including utilities and internet.

Vacation:	Four weeks annually, provided that consecutive weeks must be discussed and agreed by the President based on work requirements.

Termination:

On notice, and at-will, in accordance with California law. In the event your employment with the Company (or the parent) is terminated in connection with or within the six months following an acquisition of the Company or its parent company by another unrelated company, then you will be entitled to receive a one-time termination payment of 50% of your annual base salary, and options will vest immediately.

Confidentiality:

All information regarding this offer, your employment with the Company, the Company or its parent, and the Soledad Mountain Project shall be treated by you as confidential unless the information becomes public other than by breach of the foregoing. All information, processes, data, intellectual property, work product, inventions, reports and similar information obtained or developed by you in connection with the operations of the Company while you are employed with the Company will be the property of the Company. You agree to immediately return or provide all such property to us, including electronic data, programs and files, on termination and not to retain copies unless required by law or authorized in writing by the Company.

Insider Trading:

The parent of the Company is publicly traded in the U.S. and Canada and subject to securities laws in both jurisdictions. You agree to comply with those laws, and in particular to take precautions and steps necessary to prevent the accidental or intentional disclosure of material non-public information regarding the Company, its parent company, or the Soledad Mountain Project. We will provide you with the Company’s insider trading policy, and you agree to review and comply with the policy.

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Conditions:	Confirmation of eligibility to work in the United States, and any other documentation required by state or federal law. We will assist in obtaining these if required.

Other:

You will be asked to familiarize yourself with the Company’s Employee Manual, and the parent company’s Corporate Governance Manual, and agree to comply with those manuals, and in general to act honestly, diligently and in good faith in the interests of the Company and its parent.

In addition to the above, we invite you to accept the title of Chief Operating Officer of the parent company, which would be an interim title pending which we would mutually review as the project progresses as to whether the title should be permanent. Please advise me if accepted.

Upon your acceptance of this offer of employment, you agree that we may issue a press release announcing your involvement with the Company and your background. We will provide you with a copy for your review and comment prior to release.

On behalf of Golden Queen Mining, we look forward to your involvement in working with us to advance the Soledad Mountain Project. Should you have any questions regarding the terms of this letter, or any other matters, please do not hesitate to contact me.

Yours truly,

/s/ H. Lutz Klingmann

H. Lutz Klingmann, President
Golden Queen Mining Co. Ltd.
Golden Queen Mining Co., Inc.

The terms of this offer of employment have been read and understood. By signing below I hereby accept this offer.

Name:	Laurence Morris

Signed:	/s/ Laurence Morris

Date:	April 29, 2013

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